Exhibit 99.1

        Kodak's 4th-Quarter Sales Rise 12% to $4.197 Billion;
 Full-Year Digital Sales Exceed Traditional Sales for the First Time;
           4th-Qtr Digital Sales Surge 45%, Led by Graphic
                 Communications and Consumer Digital

    ROCHESTER, N.Y.--(BUSINESS WIRE)--Jan. 30, 2006--Eastman Kodak
Company

    Company Exceeds Full-Year Cash Goals; Delivers $1.180 Billion in Net Cash From Operating Activities in 2005; Cash Balance Totals $1.665 Billion at Year-end

    4th-Qtr GAAP Net Loss of $52 Million ($0.18 Per Share), Largely Reflecting Restructuring Charges, Tax Benefits and Cumulative
    Effect of an Accounting Change

    Eastman Kodak Company today reported that revenue rose 12% in the fourth quarter, led by a 45% increase in the sale of digital products and services. The performance includes strong demand for the market-leading offerings from the company's consumer digital portfolio and the successful completion of the company's acquisition program to support its Graphic Communications business. For all of 2005, digital sales represented 54% of total revenue, marking the first time in the company's history that digital revenue exceeded traditional.
    On the basis of generally accepted accounting principles in the U.S. (GAAP), the company reported a fourth-quarter loss of $52 million, or $0.18 per share. This largely stems from $283 million in after-tax restructuring charges, partially offset by the previously announced tax audit settlement between the company and the Internal Revenue Service that resulted in the reversal of certain tax accruals totaling $243 million.

    For the fourth quarter of 2005:

    -- Sales totaled $4.197 billion, an increase of 12% from $3.759 billion in the fourth quarter of 2004. Digital revenue totaled $2.674 billion, a 45% increase from $1.850 billion.
        Traditional revenue totaled $1.514 billion, a 21% decline from $1.905 billion.

    -- The GAAP net loss was $52 million, or $0.18 per share, compared with a GAAP loss of $59 million, or $0.20 per share, in the year-ago period.

    -- The company's fourth-quarter loss from continuing operations, before interest, other income, net, and income taxes was $162 million, compared with a loss of $236 million in the year-ago quarter.

    -- Digital earnings were $161 million, and were favorably impacted by a number of items, including a year-over-year increase in royalty income, which reflects the company's continuing progress in the monetization of its intellectual property, as well as the favorable impact resulting from the company's Graphic Communications Group acquisition program.

    "Kodak is now a thriving digital company," said Antonio M. Perez, Chairman and Chief Executive Officer, Eastman Kodak Company. "The fourth quarter marked the first time that we managed the company as it will be run in 2006, and the digital earnings performance was exceptional. And for all of 2005, we made tremendous progress on our digital transformation. We completed an aggressive acquisition program that established Kodak as a powerhouse in the graphic communications market, we strengthened our market position in consumer digital with several innovative new product introductions, and we made substantial progress on our goal of reducing our traditional manufacturing footprint, while benefiting from the strong cash flows available from that business. We enjoy a solid cash position, and we are determined to expand profit margins in the sizable digital businesses that we have assembled."

    Other fourth-quarter 2005 details:

    -- Net cash provided by operating activities from continuing operations totaled $1.240 billion in the fourth quarter, compared with $702 million in the year-ago quarter.

    -- Gross Profit was 22.8%, down from 25.9%, primarily due to increased restructuring and the cost of accelerated depreciation and asset useful life changes.

    -- Selling, General and Administrative expenses were $748 million, up from $710 million, reflecting costs related to acquisitions, partially offset by cost reduction activities.

    -- Debt decreased $35 million from the third-quarter level, to $3.528 billion as of Dec. 31. In 2005, debt increased $1.207 billion, reflecting more than $1.5 billion relating to acquisitions, partially offset by $300 million in scheduled debt repayments.

    -- Kodak held $1.665 billion in cash as of Dec. 31, up from $610 million on Sept. 30, and up from $1.255 billion at the end of 2004.

    Segment sales and results from continuing operations, before interest, other income, net, and income taxes (earnings from operations) for the fourth quarter of 2005, are as follows:

    -- Digital & Film Imaging System sales totaled $2.513 billion, down 3%. Earnings from operations for the segment were $76 million, compared with $135 million a year ago. Highlights for the quarter included a 65% increase in sales of home printing products and inkjet media, including a 95% increase in the sales of KODAK EASYSHARE Printer Docks; a 41% increase in consumer digital capture sales, which includes KODAK EASYSHARE digital cameras; and a 23% increase in the sales of KODAK PICTURE MAKER kiosks and related media.

    -- Graphic Communications Group sales were $942 million, up 141% largely reflecting the acquisition of KPG and Creo, as well as a 38% increase in Kodak Versamark sales. Earnings from operations in the fourth quarter were $40 million, compared with a loss of $15 million in the year-ago quarter.

    -- Health Group sales were $700 million, down 6%. Earnings from operations for the segment were $83 million, compared with $113 million a year ago. Highlights for the quarter included a 45% increase in Healthcare Information System sales.

    -- All Other sales were $42 million, up 17% from the year-ago quarter. The loss from operations totaled $43 million, compared with a loss of $72 million a year ago. The All Other category includes the Display & Components operation as well as investments in new technologies.

    2005 full-year results:

    -- For the year, sales were $14.268 billion, up 6% from $13.517 billion in 2004.

    -- Reported net loss for the year totaled $1.371 billion, or $4.76 per share, compared with net earnings of $556 million, or $1.94 per share, in 2004, largely stemming from a $1.1 billion non-cash charge in 2005 to record a valuation allowance against the net deferred tax assets in the U.S. The establishment of the valuation allowance was required due to the company's continuing losses in the U.S. resulting from the accelerated and extensive restructuring activity required by the decline in the traditional businesses. Also contributing to the decrease in earnings relative to 2004 is the year-over-year increase in restructuring charges of $245 million, a year-over-year decrease in earnings from discontinued operations of $325 million, due primarily to the gain in 2004 from the sale of the company's Remote Sensing Systems unit, and a charge for a cumulative effect of an accounting change of $57 million in 2005.

    -- Net cash provided by operating activities from continuing operations totaled $1.180 billion for the year, compared with $1.146 billion in 2004.

    Outlook for 2006:

    Kodak expects 2006 digital revenue growth between 16% and 22%, with total revenue growth between negative 2% and a positive 4%. The company also expects to increase digital earnings to a range of $350 million to $450 million, with total earnings from operations, which is the most directly comparable GAAP financial measure, of a negative $900 million to a negative $1.1 billion. The loss from operations range is largely being driven by the ongoing restructuring actions. The company expects investable cash flow to be between $400 million and $600 million, with net cash provided by operating activities from continued operations of $800 million to $1.0 billion.
    "We are now more than halfway through our transformation, and we have proven our ability to drive sales in digital markets and to generate the cash necessary to fund our growth," Perez said. "We enter 2006 with solid momentum and a stronger emphasis on profitable growth. Our focus this year - beyond digital revenue growth and cash generation - will be expanding the margins of our digital businesses, now that we've amassed the scale necessary to be a market force. We are confident that we have the management and the strategies in place to achieve this goal and to generate value for our shareholders."

    Antonio Perez and Robert Brust, Kodak's Chief Financial Officer, will hold a meeting with investors today to discuss fourth quarter & full year 2005 financial results and provide an outlook on expected 2006 performance. The meeting will be held at the Equitable Center, 787 Seventh Avenue (between 51st & 52nd Streets), beginning at 1:00 PM ET. The event is expected to conclude by 3:00 PM ET.
    Those who are unable to attend the meeting in person may participate via conference call (listen mode only) by dialing 913-981-5542, reference number 6473137. The conference call will begin promptly at 1:00 PM ET. Participants may also listen via webcast by accessing the Kodak.com Investors web page at: http://www.kodak.com/go/invest.

    The call will be recorded and available for playback by 8:00 AM on Tuesday, January 31, by dialing 719-457-0820, reference number 6473137. The playback number will be active until Tuesday, February 7, at 5:00 PM ET. Also, the web cast will be archived and available for replay on this site approximately 1 hour following the live broadcast.

    Accounting for Employee Stock Option Awards:

    On January 1, 2005, the Company adopted FASB Statement No. 123(R), Share Based Payment, and began recognizing expense related to its employee stock option awards. The FASB recently issued a proposed staff position (FSP) which, if adopted as proposed, would require companies to classify employee stock options with contingent cash settlement features as equity awards provided the contingent event, such as a change in control event, is not considered probable of occurring. This classification would be consistent with the Company's present classification of its outstanding stock option awards with contingent cash settlement features. All financial information reported in this press release is presented on a U.S. GAAP basis assuming the proposed FSP is adopted as currently drafted. However, if the FASB does not finalize, or changes the final provisions of the proposed FSP, the Company would be required to reclassify certain of its stock option awards to a liability as of January 1, 2005, and as of the end of each quarter in 2005. A change in the Company's present classification as equity of certain of the Company's stock option awards would also require the Company to record a liability and report the impact of recording the liability as the cumulative effect of a change in accounting principle as of January 1, 2005, in the Company's Statement of Operations for the first quarter of 2005. In addition to the reclassification of existing liabilities and the recording of an additional liability, the Company would record the change in fair value of those awards in the Statement of Operations each quarter, and accordingly, the net loss as originally reported in each quarter of 2005 may change. The Company has not yet computed what (1) the cumulative effect of the change in accounting principle as of January 1, 2005, would be or (2) what the impact would be on the net loss for each of the quarters in 2005 if the FASB does not issue the FSP as drafted. The Company believes that the impact of recording the additional liability would be material.

    Safe Harbor Statement:

    Digital and traditional revenues, digital revenue growth, digital earnings, and investable cash flow are non-GAAP financial measures as defined by the Securities and Exchange Commission's final rules under "Conditions for Use of Non-GAAP Financial Measures." Reconciliations of these measures included in this press release to the most directly comparable GAAP financial measures can be found in the Financial Discussion Document attached to this press release.
    Certain statements in this press release may be forward looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to expectations for the Company's earnings, revenue, revenue growth, and cash are forward-looking statements.
    Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent our estimates only as of the date they are made, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change. The forward-looking statements contained in this press release are subject to a number of factors and uncertainties, including the successful:

    -- Implementation of our digital growth and profitability strategies, business model, and cash plan;

    --  Implementation of a changed segment structure;

    -- Implementation of our cost reduction program, including asset rationalization and monetization, reduction in sales, general and administrative costs and personnel reductions;

    -- Implementation of, and performance under, our debt management program;

    -- Implementation of product strategies (including category expansion, digitization, organic light emitting diode (OLED) displays, and digital products);

    -- Implementation of intellectual property licensing and other strategies;

    --  Development and implementation of e-commerce strategies;

    -- Completion of information systems upgrades, including SAP, our enterprise system software;

    --  Completion of various portfolio actions;

    --  Reduction of inventories;

    --  Integration of newly acquired businesses;

    --  Improvement in manufacturing productivity and techniques;

    --  Improvement in receivables performance;

    --  Reduction in capital expenditures;

    -- Improvement in supply chain efficiency and management of sourcing relationships;

    -- Implementation of our strategies designed to address the decline in our traditional businesses; and

    -- Performance of our business in emerging markets like China, India, Brazil, Mexico and Russia;

    Forward-looking statements contained in this press release are subject to the following additional risk factors:

    -- Inherent unpredictability of currency fluctuations and raw material costs;

    --  Competitive actions, including pricing;

    -- Changes in our debt credit ratings and our ability to access capital markets;

    -- The nature and pace of technology evolution, including the traditional-to-digital transformation;

    --  Continuing customer consolidation and buying power;

    -- Current and future proposed changes to accounting rules and to tax laws, as well as other factors which could adversely impact our effective tax rate in the future;

    -- General economic, business, geopolitical, regulatory and public health conditions;

    --  Market growth predictions, and

    -- Other factors and uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission;

    Any forward-looking statements in this press release should be evaluated in light of these important factors and uncertainties.